Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
August 23, 2012

WINTHROP REALTY TRUST ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION FOR ITS SENIOR NOTES

FOR IMMEDIATE RELEASE – BOSTON, August 23, 2012 -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) today announced that the underwriters have elected to exercise in full the over-allotment option for its underwritten public offering of 7.75% Senior Notes due 2022 (the “Notes”).  The closing of the issuance of the additional $11.25 million of Notes is expected to occur on August 24, 2012, subject to certain closing conditions.

Barclays Capital Inc., Stifel, Nicolaus & Company, Incorporated and Jefferies & Company, Inc. acted as joint book-running managers for the offering.  Credit Suisse Securities (USA) LLC acted as lead manager for the offering and KeyBanc Capital Markets and MLV & Co. LLC acted as co-managers for the offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.
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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These risks and uncertainties are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.